Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 and in the earlier Registration Statement on Form S-8 (File No. 333-163066), relating to the PositiveID Corporation 2009 Stock Incentive Plan filed with the Securities and Exchange Commission on November 12, 2009 of PositiveID Corporation (the “Company”) of our reports dated March 17, 2010, with respect to our audits of the consolidated financial statements of (i) the Company as of December 31, 2009 and 2008 and for the years then ended, which are included in the Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2010 and (ii) Steel Vault Corporation as of September 30, 2009 and 2008 and for the years then ended included in the Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2010.

/s/ EisnerAmper LLP

(formerly Eisner LLP)

December 2, 2010

New York, New York